CONFORMED COPY


                   DISTRIBUTION AGREEMENT


                         dated as of


                        July 5, 1995


                           between


                    FREEPORT-McMoRan INC.


                             and


             FREEPORT-McMoRan COPPER & GOLD INC.






                             TABLE OF CONTENTS*

                                 ARTICLE I

                                DEFINITIONS

Section 1.01.               Definitions . . . . . . . . . . . . . . . .   2

                                 ARTICLE II

                              THE DISTRIBUTION

Section 2.01.               Cooperation Prior to the Distribution . . .   4
Section 2.02.               FTX Board Action; Conditions Precedent
   to the Distribution        . . . . . . . . . . . . . . . . . . . . .   4
Section 2.03.               The Distribution  . . . . . . . . . . . . .   5
Section 2.04.               Sale of Fractional Shares . . . . . . . . .   5

                                ARTICLE III

                                 TRANSITION

Section 3.01.               Transition  . . . . . . . . . . . . . . . .   5
Section 3.02.               Office Lease  . . . . . . . . . . . . . . .   6
Section 3.03.               Further Assurances and Consents . . . . . .   6
Section 3.04.               Intercompany Accounts . . . . . . . . . . .   6
Section 3.05.               Certain Intellectual Property Matters . . .   7

                                 ARTICLE IV

                                INFORMATION

Section 4.01.               Access to Information . . . . . . . . . . .   8
Section 4.02.               Litigation Cooperation  . . . . . . . . . .   8
Section 4.03.               Tax Cooperation . . . . . . . . . . . . . .   8
Section 4.04.               Reimbursement . . . . . . . . . . . . . . .   9
Section 4.05.               Retention of Records  . . . . . . . . . . .   9
Section 4.06.               Confidentiality . . . . . . . . . . . . . .   9

                                 ARTICLE V

                       REPRESENTATIONS AND COVENANTS

Section 5.01.               Certain Prohibited Actions  . . . . . . . .  10
Section 5.02.               Representations and Covenants
   Set Forth in the Ruling    . . . . . . . . . . . . . . . . . . . . .  13
Section 5.03.               State and Local Taxes . . . . . . . . . . .  13
Section 5.04.               Applicability of Management Services


     *The Table of Contents is not a part of this Agreement.



                                     i



   Agreement                  . . . . . . . . . . . . . . . . . . . . .  13
Section 5.05.               Employee Matters  . . . . . . . . . . . . .  13

                                 ARTICLE VI

                               MISCELLANEOUS

Section 6.01.               Expenses  . . . . . . . . . . . . . . . . .  13
Section 6.02.               Notices . . . . . . . . . . . . . . . . . .  13
Section 6.03.               Amendment and Waiver  . . . . . . . . . . .  14
Section 6.04.               Arbitration . . . . . . . . . . . . . . . .  14
Section 6.05.               Counterparts  . . . . . . . . . . . . . . .  15
Section 6.06.               Governing Law . . . . . . . . . . . . . . .  15
Section 6.07.               Entire Agreement  . . . . . . . . . . . . .  15
Section 6.08.               Parties in Interest . . . . . . . . . . . .  15
Section 6.09.               Specific Enforcement  . . . . . . . . . . .  15



                                          ii



                   DISTRIBUTION AGREEMENT


        DISTRIBUTION AGREEMENT dated as of July 5, 1995 (the "Agreement") between FREEPORT-McMoRan INC., a Delaware corporation (together with its successors and permitted assigns, "FTX"), and FREEPORT-McMoRan COPPER & GOLD INC., a Delaware corporation (together with its successors and permitted assigns, "FCX").


                     W I T N E S S E T H


        WHEREAS, FTX owns as of the close of business on the date hereof 117,909,323 shares of Class B Common Stock of FCX;

        WHEREAS, the Board of Directors of FTX has determined that it is in the best interest of FTX and the stockholders of FTX to distribute all of the outstanding shares of FCX's Class B Common Stock which FTX owns at the time of such distribution to the holders of FTX Common Stock (the "Distribution");

        WHEREAS, the parties have been members of an affiliated group of companies, including FCX and its affiliates, and FTX has entered into certain obligations for the joint benefit of the members of the group which the parties agree should be allocated among such members on a fair and equitable basis;

        WHEREAS, the parties have determined that it is necessary and desirable to set forth the principal transactions required to effect such Distribution and to enter into other agreements that shall govern certain other matters following such Distribution; and

        WHEREAS, prior to the Distribution, FTX shall enter into certain other agreements with FCX in addition to this Agreement, including, but not limited to, the Employee
Benefits Allocation Agreement;

        NOW, THEREFORE, in consideration of the mutual agreements and covenants contained in this Agreement, the parties hereby agree as follows:



                          ARTICLE I

                         DEFINITIONS

        Section 1.01.  Definitions.  As used herein, the
following terms have the following meaning:

        "Action" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other tribunal.

        "Affiliate" means, with respect to any Person, any Person that is directly or indirectly controlled by such Person; provided that for the purposes of this Agreement,
(i) IMC-Agrico Company shall be considered an Affiliate of FTX, and (ii) FCX and its Affiliates shall not be considered Affiliates of FTX. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person whether through ownership of voting securities, by contract or otherwise.

        "Class A Common Stock" means the Class A Common
Stock, par value $.10 per share, of FCX.

        "Class B Common Stock" means the Class B Common
Stock, par value $.10 per share, of FCX.

        "Commission" means the Securities and Exchange
Commission.

        "Consent Solicitation Statement" means the Consent
Solicitation Statement of FCX dated February 7, 1995, as supplemented by the letter of FCX dated March 8, 1995.

        "Distribution Agent" means Mellon Securities Trust
Company, as agent of the holders of the FTX Common Stock.

        "Distribution Date" means July 17, 1995.

        "Employee Benefits Allocation Agreement" means an employee benefits allocation agreement between FTX and FCX, as amended from time to time.

        "Exchange Act" means the Securities Exchange Act of
1934, as amended.

        "FCX Board" means the Board of Directors of FCX.

        "Five-Year Period" means the five-year period immediately following the Distribution Date.

        "Form 8-A" means the registration statement on Form
8-A in respect of the Class B Common Stock filed with the Commission under the Exchange Act on June 29, 1995, together with any amendments thereto.

        "FRP" means Freeport-McMoRan Resource Partners,
Limited Partnership, a Delaware publicly traded limited partnership.

        "FTX Common Stock" means the common stock, par value
$1.00 per share, of FTX.

        "Implementation Agreement" means the Implementation
Agreement dated May 2, 1995 between FCX and RTZ.

        "Management Services Agreement" means, individually and collectively (unless otherwise indicated), (i) the agreement dated as of May 1, 1988 between FTX, Freeport-
McMoRan Copper Company, Inc. and Freeport Indonesia,
Incorporated, and (ii) any transitional management services agreement that may be entered into involving FTX, FCX and PT-FI and that expires no later than one year after the Distribution Date, pursuant to each of which FTX furnishes from time to time certain services to FCX and PT-FI.

        "NYSE" means the New York Stock Exchange, Inc.

        "Person" means an individual, corporation, association, partnership, organization, business, governmental authority or regulatory body or any other entity.

        "Preferred Stock" means the 7% Convertible
Exchangeable Preferred Stock, the Step-Up Convertible
Preferred Stock, Series I and II of the Gold-Denominated
Preferred Stock and the Silver-Denominated Preferred Stock of FCX, collectively.

        "PT-FI" means P.T. Freeport Indonesia Company, an
Indonesian limited liability company that is domesticated in Delaware.

        "Record Date" means July 17, 1995.

        "RTZ" means The RTZ Corporation PLC, a corporation organized under the laws of England.

        "Ruling" means the private letter ruling that the Internal Revenue Service issued to FTX on November 21, 1994 and that addresses the United States federal income tax consequences of the Distribution.

        "Tax" means any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, transfer, recording, severance, stamp, occupation, premium, property, environmental or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount related thereto.

        "Two-Year Period" means the two-year period immediately following the Distribution Date.


                         ARTICLE II

                      THE DISTRIBUTION

        Section 2.01.  Cooperation Prior to the
Distribution. (a) FCX has prepared and filed with the Commission the Form 8-A, which includes or incorporates by reference the Consent Solicitation Statement setting forth appropriate disclosure concerning the capital stock of FCX and any other appropriate matters required to be stated therein. FCX shall use reasonable efforts to cause the Form 8-A to become effective under the Exchange Act.

        (b) FTX and FCX shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United
States in connection with the Distribution and the transactions contemplated by this Agreement.

        (c) FCX shall prepare and file applications to list the Class B Common Stock to be distributed by FTX on the NYSE and the Australian Stock Exchange.

        Section 2.02.  FTX Board Action; Conditions
Precedent to the Distribution. FTX's Board of Directors has on the date hereof established the Record Date and the Distribution Date and appropriate procedures in connection with the Distribution and the merger of FM Facilitating Company, Inc. ("Facilitating") with and into FCX has been consummated in accordance with the Agreement and Plan of Merger dated as of February 7, 1995 between Facilitating and FCX. In no event shall the Distribution occur unless the following conditions shall have been satisfied or waived by
FTX:

        (i) the Form 8-A shall have become effective under the Exchange Act and the Commission shall have confirmed that it has no further comments thereon; and

       (ii) the Class B Common Stock shall have been approved for listing on the NYSE, subject to official notice of issuance.

        Section 2.03.  The Distribution.  On the
Distribution Date, subject to the conditions set forth in this Agreement, FTX shall cause the Distribution Agent to distribute, on a pro rata basis and taking into account
Section 2.04, to the holders of record of FTX Common Stock on the Record Date, all shares of Class B Common Stock held by FTX on the Distribution Date. On the Distribution Date,
FTX shall relinquish any and all ownership interest of and control over such shares of Class B Common Stock. During the period commencing on the Distribution Date and ending upon the date(s) on which certificates evidencing such shares are mailed to holders of record of FTX Common Stock on the Record Date or on which fractional shares of Class B
Common Stock are sold on behalf of such holders, the Distribution Agent shall hold the Class B Common Stock on behalf of such holders. FCX agrees to provide all certificates evidencing shares of Class B Common Stock that FTX shall require in order to effect the Distribution.

        Section 2.04. Sale of Fractional Shares. FTX shall appoint the Distribution Agent as agent for each holder of record of FTX Common Stock who would receive in the Distribution any fractional share of Class B Common Stock. The Distribution Agent shall aggregate all such fractional shares and sell them in an orderly manner after the Distribution Date in the open market and, after completion of such sales, distribute a pro rata portion of the gross proceeds from such sales, based upon the average gross selling price of all such fractional shares, to each shareholder of FTX who would otherwise have received a fractional share. FCX shall reimburse the Distribution Agent for its reasonable costs, expenses and fees in connection with the sale of fractional shares of Class B Common Stock.

                         ARTICLE III

                         TRANSITION

        Section 3.01. Transition. The parties agree that prior to the Distribution FTX entered into certain commitments and arrangements for the joint benefit of FTX, FCX and their respective Affiliates. FCX and its Affiliates have been allocated from time to time a portion of the costs of such commitments and arrangements. The parties agree that, to the extent applicable, the benefits of such commitments and arrangements entered into by FTX prior to the Distribution shall continue to be made available to FCX and its Affiliates following the Distribution and that following the Distribution each of the parties on whose behalf such commitments and arrangements were made shall be liable on a fair and equitable basis for its proportionate share for any costs associated with such commitments and arrangements.

        Section 3.02. Office Lease. FTX has entered into an office lease and ancillary agreements (the "Lease") in respect of a portion of the building located at 1615 Poydras Street, New Orleans, Louisiana, which houses the offices of both FTX and FCX and includes the location of personnel who have provided services to both parties. FCX and its Affiliates have been allocated from time to time a portion of the costs of the Lease and pursuant to the Management Services Agreement FCX and its Affiliates shall continue to pay a portion of the costs of the Lease. The parties agree that, no later than one year after the Distribution Date, they shall negotiate a fair and equitable agreement in respect of the Lease pursuant to which the costs thereunder and the use of the space covered thereby shall be allocated on a fair and equitable basis for the balance of the term of the Lease.

        Section 3.03. Further Assurances and Consents. (a) Each of the parties hereto shall execute and deliver such further instruments of conveyance and assignment and shall take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof.

        (b)  In addition to the actions specifically
provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any approvals, consents and assignments and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such approvals, consents and assignments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party or its business.

        Section 3.04.  Intercompany Accounts.  On the
Distribution Date, all intercompany loans, receivables and payables in existence as of the Distribution Date between FTX and FCX shall be settled for cash, except with respect to any receivables and payables arising (i) under the Management Services Agreement dated May 1, 1988 which have not been billed as of the Distribution Date or (ii) in connection with transferred employees, including arrangements in respect of employee benefits. The excepted receivables and payables shall be settled in ordinary course.

        Section 3.05.  Certain Intellectual Property
Matters. The following provisions shall apply, from and after the Distribution Date, except as shall otherwise be agreed by FTX and FCX, to the use of the terms "Freeport-
McMoRan", "Freeport" and "McMoRan":

        (i) except as provided below, neither FTX nor FCX nor any of their subsidiaries, divisions or Affiliates shall use the word "McMoRan" as part of the name of such subsidiary, division or Affiliate;

        (ii) FTX, FRP and FCX and their successors shall be entitled to continue to use the term "Freeport-McMoRan" in their corporate or partnership name, as the case may be, but (A) such entities shall not permit the use of such term in its name by any subsidiary, division or Affiliate which does not, as of the Distribution Date, use such term in its name and (B) with respect to each subsidiary, division and Affiliate currently using the term "Freeport-McMoRan" in its corporate, division or Affiliate title, FTX, FRP and FCX will as soon as practicable after the Distribution Date cause such subsidiary, division or Affiliate to change its name to one which does not include the term "Freeport-McMoRan" or, except as provided below, "Freeport";

        (iii) FCX shall be entitled to use the separate word "Freeport" as part of the name of any of its subsidiaries, divisions and Affiliates associated with its Indonesian operations;

        (iv) FTX and FRP shall be entitled to use the separate word "Freeport" as part of the name of any of their subsidiaries, divisions and Affiliates engaged in the business of mining, extracting, processing or marketing sulphur and other agricultural minerals and chemicals; and

        (v) except as set forth above, neither FTX, FCX nor any of their subsidiaries, divisions and Affiliates shall use the separate word "Freeport" as part of its name.



                         ARTICLE IV

                         INFORMATION

        Section 4.01. Access to Information. From and after the date hereof, each party shall afford the other party and its accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information in such party's possession relating to the business and affairs of such other party (other than data and information subject to an attorney/client or other privilege or otherwise required to be kept confidential pursuant to binding agreements), insofar as such access is reasonably required by such other party including, without limitation, for audit, accounting, Tax and litigation purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

        Section 4.02.  Litigation Cooperation.  Each party
shall use reasonable efforts to make available to the other party, upon written request, its officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any Action arising out of the business of such other party and its predecessors, if any, in which the requesting party may from time to time be involved.

        Section 4.03. Tax Cooperation. (a) Without limiting the generality of Sections 3.03, 4.01, 4.02 or 4.05 and notwithstanding anything contained herein to the contrary, FTX and FCX shall cooperate, and shall cause their respective Affiliates to cooperate fully, at such time and to the extent reasonably requested by the other party in connection with (i) such other party's preparation and filing of any Tax return or claim for refund of Tax, (ii) such other party's ascertainment of the existence and amount of any liability for, or refund of, Tax, or (iii) the conduct of any audit, dispute or Action regarding Taxes in which such other party is engaged. The cooperation under this Section 4.03 by each party shall include, without limitation, (i) the retention and provision on demand, until the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof), of documentation and information regarding Taxes and Tax returns that could be relevant to the Taxes of the other party, (ii) the provision of additional information and explanation of such documentation, information and returns, (iii) the execution of any document regarding Taxes that would be reasonably helpful to the other party, and
(iv) the use of a party's best efforts to obtain, from governmental authorities or third parties, documentation or information regarding Taxes that would be reasonably helpful to the other party.

        Section 4.04.  Reimbursement.  Each party providing
information or witnesses under Sections 4.01, 4.02 or 4.03 to any other party shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses as may be reasonably incurred in providing such information or witnesses.

        Section 4.05. Retention of Records. Except as otherwise required by law or agreed to in writing, each party shall preserve and retain all information relating to the other party's business in accordance with the record retention policies of such party as may be in effect from time to time. Notwithstanding the foregoing, any party may destroy or otherwise dispose of any information at any time; provided that prior to such destruction or disposal, (i) such party shall provide no less than 90 days prior written notice to the other party, specifying the information proposed to be destroyed or disposed of and (ii) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the expense of the requesting party.

        Section 4.06. Confidentiality. Each party shall hold and shall cause its directors, officers, employees, agents, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other party (except to the extent that such information can be shown to have been (i) in the public domain through no fault of such party or (ii) later lawfully acquired on a non-confidential basis from other sources by the party to which it was furnished), and neither party shall release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of and agree in writing to comply with the provisions of this Section 4.06. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.


                          ARTICLE V

                REPRESENTATIONS AND COVENANTS

        Section 5.01. Certain Prohibited Actions. (a) Each of FTX and FCX covenants that it shall comply with Section 5.01(b), to the extent that the prohibited actions specified therein apply to it, unless it shall have first (i) obtained either an opinion of nationally recognized tax counsel or a supplemental private letter ruling from the Internal Revenue Service, stating that the contemplated actions would not adversely affect the tax-free nature of the Distribution or the ability of FTX to rely on the Ruling, (ii) presented such opinion of counsel or supplemental private letter ruling to the other party, and (iii) described all material aspects of the contemplated actions to such other party.

        (b) (i) FTX and FCX shall not initiate or support any action during the Five-Year Period that would in any way change the ability of the holders of the Class B Common Stock to elect at least 80% of the members of the FCX Board and the ability of the holders of the Class A Common Stock and the Preferred Stock, voting together as a single class, to elect the remaining members of the FCX Board, including, without limitation, voting to combine the Class A Common Stock and the Class B Common Stock.
   In addition, FCX shall not permit its shareholders to vote during the Five-Year Period to change the described voting structure.

        (ii) During the Two-Year Period, FCX shall not issue shares of any preferred stock that would not entitle the holders to vote together with the Class A
   Common Stock and the existing classes of Preferred Stock in the election of certain members of the FCX Board.

        (iii) During the Two-Year Period, FCX shall not dispose of any of the common stock of PT-FI, subordinated promissory notes of PT-FI or production payment loans of PT-FI that it holds on the Distribution Date.

        (iv) FCX shall use its best efforts to cause PT-FI to (A) remain the operator under the Contract of Work dated December 30, 1991 between PT-FI and the Government of the Republic of Indonesia, and (B) continue the conduct of its copper and gold business in a substantially unchanged manner during the Two-Year Period as such business is operated prior thereto and to use its business assets in such business; provided that any transaction contemplated or described in or in connection with the following agreements shall not be taken into account for the purposes of this Section 5.01(b)(iv): (I) the Implementation Agreement, (II) the Participation Agreement between PT-FI and an Indonesia limited liability company to be formed as a wholly owned subsidiary of RTZ, the form of which agreement is set forth in Schedule 1 to the Implementation Agreement,
   (III) the Credit Facility of up to $450 million between PT-FI and a United Kingdom subsidiary of RTZ, the form of which facility is set forth in Schedule 2 to the Implementation Agreement, and (IV) any other agreements between FTX, FCX, RTZ and their respective Affiliates.

        (v) During the Two-Year Period, FTX shall not dispose of the direct or indirect interests in FRP that it holds on the Distribution Date; provided that FTX shall be allowed to transfer interests in FRP pursuant to compensatory or incentive stock options for employees, officers or directors if FTX shall beneficially own at least 50.1% of FRP following such transfer.

        (vi) FTX shall use its best efforts to (A) remain the administrative managing general partner of FRP during the Two-Year Period, and (B) cause FRP to continue the conduct of its sulphur and phosphate fertilizer businesses in a substantially unchanged manner during the

   Two-Year Period as such businesses are operated prior thereto and to use its business assets in such businesses.

        (vii) During the Two-Year Period, FTX, FRP, FCX and
   PT-FI shall not take affirmative steps to merge into another entity, to liquidate or to sell or otherwise dispose of any of their assets except for asset dispositions made in the ordinary course of business.

        (viii) FTX and FCX shall not directly or indirectly redeem or otherwise reacquire shares of the FTX Common Stock and the Class B Common Stock, respectively, during the Two-Year Period except to the extent that (A) a corporate business purpose shall support such redemption or reacquisition, (B) the redeemed or reacquired stock shall be widely held, (C) the redemption or reacquisition shall be made on the open market, (D) to the best of the knowledge of FTX or FCX, as the case may be, the redemption or reacquisition shall not be made from a director or officer, or any shareholder owning 1% or more of the outstanding stock of the corporation, and (E) FTX and FCX shall have no plan or intention, as of the Distribution Date, that the aggregate amount of stock repurchased would equal or exceed 20% of the outstanding stock of the relevant corporation; provided that these prohibitions shall not be effective as to the receipt by FTX or FCX, as the case may be, of FTX Common Stock or Class B Common Stock, respectively, in lieu of the payment of cash upon the exercise by an employee, officer or director of compensatory or incentive stock options. Neither FTX nor FCX shall initiate a periodic stock redemption program during the Two-Year Period unless such program shall be expected to comply with the requirements set forth in (A) through (E) of this Section 5.01(b)(viii).

        (ix) FCX shall not redeem or otherwise reacquire the Class B Common Stock during the Two-Year Period, to the extent that such redemption or reacquisition would result in the Class B Common Stock representing less than 50% of the common equity of FCX.

        (x) After the expiration of one year from the Distribution Date, FTX and FCX shall not operate under the Management Services Agreement. Except for the temporary supply of certain administrative services under such agreement, each of FTX and FCX shall arrange for the provision of the administrative services requisite to the conduct of its business. FTX and FRP shall conduct their sulphur and phosphate fertilizer businesses through employees, officers and directors of FTX or FRP or both and FCX and PT-FI shall conduct their copper and gold business through employees, officers and directors of FCX or PT-FI or both; provided that the foregoing shall not prevent certain individuals from being employees, officers or directors of both FTX and FCX.

        (c) For the purposes of this Section 5.01, a transaction occurring at any point in time subsequent to the expiration of the Two-Year Period or the Five-Year Period, as the case may be, shall be deemed to occur within such period if (i) such transaction results from a binding commitment of the relevant entity entered into within such period, or (ii) such transaction or a transaction of substantially similar nature for Tax purposes shall have been publicly announced, proposed (whether or not accepted) or approved (in principle or otherwise) by its Board of Directors (or, in the case of FRP, FTX) during such period.

        Section 5.02.  Representations and Covenants Set
Forth In the Ruling. Each of FTX and FCX hereby reaffirms that the representations and covenants set forth in the Ruling are valid as of the date hereof and covenants to reaffirm on the Distribution Date that such representations and covenants are valid on such date, in each case to the extent that such representations and covenants apply to it.

        Section 5.03. State and Local Taxes. Each of FTX and FCX covenants that, in the event the two parties are treated as members of a consolidated, combined or unitary group in any taxable year for the purposes of state and local income taxes in California, Kansas, Minnesota, Montana, Nebraska or North Dakota or with respect to the foreign metals business, it shall indemnify, defend and hold harmless the other party and its Affiliates from and against the portion of such taxes, together with any interest, penalty, addition to tax or additional amount related to such taxes, that is allocable to the indemnifying party using principles analogous to those described in paragraph 4 of the Management Services Agreement dated May 1, 1988, except for paragraphs 4(h) and 4(i) thereof.

        Section 5.04. Applicability of the Management Services Agreement. Subject to Section 5.01(b)(x), FTX, FCX and PT-FI shall continue to comply with, and be bound by, such provisions of the Management Services Agreement dated May 1, 1988 as shall be applicable, including, without limitation, paragraph 4 thereof.

        Section 5.05.  Employee Matters.  Each of FTX and
FCX covenants that, except as otherwise agreed by FTX and

FCX, all employee matters and employee benefits arrangements shall be governed by the Employee Benefits Allocation
Agreement, the form of which is attached hereto as Exhibit A.


                         ARTICLE VI

                        MISCELLANEOUS

        Section 6.01.  Expenses.  Except as specifically
provided in this Agreement, each of FTX and FCX shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement, the Distribution and the transactions contemplated hereby and thereby, including, without limitation, the fees and expenses of its own legal counsel, accountants and financial and other advisors.

        Section 6.02.  Notices.  All notices, requests and
other communications under this Agreement to any party shall be in writing (including facsimile or similar writing) and shall be given if to FTX, to:

        Freeport-McMoRan Inc.
        1615 Poydras Street
        New Orleans, Louisiana  70112
        Attention:  General Counsel
        Telecopier: (504) 585-3512

        if to FCX, to:

        Freeport-McMoRan Copper & Gold Inc.
        1615 Poydras Street
        New Orleans, Louisiana  70112
        Attention:  General Counsel
        Telecopier: (504) 585-3512

or to such other address or telecopier number as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the telecopier number specified in this Section 6.02 and transmission of the appropriate number of pages is confirmed or (ii) if given by any other means, when delivered at the address specified in this
Section 6.02.

        Section 6.03. Amendment and Waiver. This Agreement may not be altered or amended, nor may rights hereunder be waived, except by an instrument in writing executed by each party, or in the case of a waiver by an instrument in writing executed by the party against whom such waiver is to be effective. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.
        Section 6.04. Arbitration. All disputes between FTX and its Affiliates, on the one hand, and FCX and its Affiliates, on the other, arising out of or in connection with this Agreement, or the breach thereof, shall be settled by arbitration in New Orleans, Louisiana, in accordance with the Rules of the American Arbitration Association in effect at the time of such reference. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and a order of enforcement, as the case may be. The parties hereto agree to cooperate in good faith to expedite to the maximum practicable extent the conduct of any arbitral proceedings commenced under this Agreement.

        Section 6.05.  Counterparts.  This Agreement may be
executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

        Section 6.06.  Governing Law.  This Agreement shall
be construed in accordance with, and governed by, the laws of the State of Delaware.

        Section 6.07. Entire Agreement. This Agreement and the Employee Benefits Allocation Agreement shall constitute the entire understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

        Section 6.08. Parties in Interest. Neither party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto, any benefits, rights or remedies.

        Section 6.09.  Specific Enforcement.  FTX and FCX
acknowledge that the other would be irreparably harmed by a breach of any provision of Section 5.01 or 5.02 of this Agreement and that there would be no adequate remedy at law or in damages to compensate for such breach. Each agrees that the other shall be entitled to injunctive relief requiring specific performance by FTX or FCX, as the case may be, of any provision of Section 5.01 or 5.02 of this Agreement and consents to the entry thereof.

        IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first above written.


                  FREEPORT-McMoRan INC.




                  By /s/   Rene L. Latiolais
                     Name:   Rene L. Latiolais
                     Title:  President and
                             Chief Operating Officer


                  FREEPORT-McMoRan COPPER & GOLD INC.




                  By /s/ George A. Mealey
                     Name:   George A. Mealey
                     Title:  President and
                             Chief Operating Officer

                                                Exhibit A






           EMPLOYEE BENEFITS ALLOCATION AGREEMENT


        This Employee Benefits Allocation Agreement dated as of July 5, 1995 is entered into between Freeport-McMoRan Inc., a Delaware corporation ("FTX"), and Freeport-McMoRan Copper & Gold Inc., a Delaware corporation ("FCX" or the "Company").


                         Background

        1.  FTX currently owns common stock of FCX
representing a controlling interest in FCX.

        2. From the date of its inception, FCX has employed no United States employees, but has relied on FTX for management and other services that have been provided pursuant to a management services agreement among, inter alia, FTX and FCX.

        3.  FTX intends to distribute to its common
stockholders, on a tax-free basis, all of the Class B Common
Stock, par value $0.10 per share, of FCX owned by FTX at the time of such distribution (the "Distribution").

        4. In connection with the Distribution, the parties intend that FTX will continue for a period of time to provide employment and management services to FCX pursuant to the existing management services agreement and that certain FTX employees will at a future time become employees of FCX.

        5. FTX and FCX wish to agree as to the allocation of liabilities and responsibilities relating to the transferred employees in connection with employee compensation and benefit arrangements.


                          Agreement

        1. Definitions. For purposes of this Agreement, the following terms shall have the meaning set forth below.

        (a) "Adjusted FCX Award" shall mean an option to purchase, or stock appreciation right or stock incentive unit relating to, FCX Shares that results from the adjustment and conversion of an FTX Award pursuant to Paragraph 6.

        (b) "Adjusted FTX Award" shall mean an FTX Award that is adjusted in accordance with the provisions of Paragraph 6.

        (c)  "Adjusted Stock Award Plan" shall mean the
   Freeport-McMoRan Copper & Gold Inc. Adjusted Stock Award
   Plan, adopted pursuant to Paragraph 6.

        (d)  "Code" shall mean the Internal Revenue Code of
   1986, as amended, and the regulations (including temporary and proposed regulations) promulgated thereunder.

        (e)  "Directors Plan" shall mean the Freeport-
   McMoRan Copper & Gold Inc. 1995 Stock Option Plan for
   Non-Employee Directors, adopted pursuant to paragraph 6.

        (f) "Distribution Date" shall mean the effective date of the Distribution.

        (g) "Dual Employee" shall mean an employee who becomes a Transferred Employee but who thereafter also remains employed by FTX or its subsidiaries (other than FCX).

        (h) "Effective Date" shall mean, with respect to any Transferred Employee, such Employee's date of hire by FCX or one of its subsidiaries.

        (i)  "ERISA" shall mean the Employee Retirement
   Income Security Act of 1974, as amended.

        (j) "FCX Individual Account Plan" shall mean one or more defined contribution plans to be established or designated by FCX for the benefit of Transferred
   Employees, pursuant to Paragraph 5.

        (k) "FCX Pension Plan" shall mean one or more defined benefit pension plans to be established or designated by FCX for the benefit of Transferred
   Employees, pursuant to Paragraph 4.

        (l) "FCX Shares" shall mean Class B Common Stock, par value $0.10 per share, of FCX.

        (m)  "FTX AIP" shall mean the Freeport-McMoRan Inc.
   Annual Incentive Plan.

        (n)  "FTX Award" shall mean an option, stock
   appreciation right, limited right, stock incentive unit or other award relating to FTX Shares that has been granted under an FTX Stock Plan and is outstanding on the Effective Date.

        (o) "FTX Benefit Arrangements" shall mean each employment, severance or similar contract, arrangement or policy (exclusive of any such contract, arrangement or policy that is terminable within 30 days without liability of FTX or any of its affiliates), and each plan or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an FTX Employee Plan, (ii) is entered into or maintained, as the case may be, by FTX or any of its affiliates (other than FCX) and (iii) covers any Transferred Employee.

        (p)  "FTX EBP" shall mean the Freeport-McMoRan Inc.
   Excess Benefits Plan.

        (q) "FTX Employee Plans" shall mean each "employee benefit plan", as defined in Section 3(3) of ERISA, that
   (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by FTX or any of its affiliates (other than FCX) and (iii) covers any Transferred Employee.

        (r) "FTX Executive Plans" shall mean the FTX AIP, the FTX LTPIP, the FTX PIAP, the FTX SECAP and the FTX
   EBP.

        (s)  "FTX Individual Account Plan" shall mean the
   Freeport-McMoRan Inc. Employee Capital Accumulation
   Program.

        (t) "FTX LTPIP" shall mean either or both of the Freeport-McMoRan Inc. 1987 Long-Term Performance
   Incentive Plan and the Freeport-McMoRan Inc. 1992 Long-
   Term-Performance Incentive Plan.

        (u)  "FTX Pension Plan" shall mean the Freeport-
   McMoRan Inc. Employee Retirement Plan.

        (v)  "FTX PIAP" shall mean the Freeport-McMoRan Inc.
   Performance Incentive Awards Program.

        (w)  "FTX SECAP" shall mean the Freeport-McMoRan
   Inc. Supplemental Executive Capital Accumulation Plan.

        (x) "FTX Shares" shall mean shares of FTX common stock, par value $1 per share.

        (y) "FTX Stock Plan" shall mean any plan of FTX, other than an FTX Executive Plan, under which any award is or has been granted to FTX employees, officers or directors and is outstanding on the Effective Date, which award relates to FTX Shares, including, without limitation, options, stock appreciation rights, performance units, stock incentive units, Limited Rights, as defined in any such Plan, tax-offset payment rights, etc.

        (z) "Retired Employees" shall mean all former, retired and long-term disabled employees of FTX and its subsidiaries (including FCX), as of the Distribution
   Date.

        (aa) "Rule 16b-3" shall mean Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, and any successor provision.

        (bb) "Section 162(m)" shall mean Section 162(m) of the Code and any memoranda or decisions issued by the Internal Revenue Service or the Department of the Treasury with respect thereto.

        (cc) "Securities Act" shall mean the Securities Act of 1933, as amended.

        (dd) "SIU Plan" shall mean the Freeport-McMoRan
   Copper & Gold Inc. Stock Incentive Unit Plan, adopted pursuant to paragraph 6.

        (ee) "Stock Plan" shall mean the Freeport-McMoRan
   Copper & Gold Inc. 1995 Stock Option Plan, adopted pursuant to Paragraph 6.

        (ff) "Transferred Employees" shall mean those active employees of FTX or its subsidiaries (other than FCX) who by mutual agreement between FTX and FCX become employees of FCX or one of its subsidiaries following the

   Distribution. Any such employee shall be considered a Transferred Employee whether or not such employee remains employed by FTX following the Distribution.

        2.  Employment by FCX.  (a)  As used in this
Agreement, unless otherwise expressly stated or required by context, "FTX employee", or words with similar effect, shall refer to employees of any of FTX and its subsidiaries other than FCX, and "FCX employee", or words with similar effect, shall refer to employees of any of FCX and its subsidiaries.

        (b) Each Transferred Employee will become an employee of FCX as of such Transferred Employee's Effective Date. Such employment shall initially be upon the same terms and conditions, with the same wage or salary level, seniority and job location as those on which or at which such employees were employed by FTX immediately prior to such Effective Date; provided, however, that in the case of Dual Employees, such employment shall be on such terms and conditions as are determined by the Board of Directors of FCX. No provision of this Agreement shall preclude or impair the ability of FCX to terminate the employment of any Transferred Employee or to change the terms, conditions or location of employment following the Effective Date.

        3. Representations. (a) FTX has furnished or made available to FCX copies or descriptions of all FTX Employee
Plans and FTX Benefit Arrangements.

        (b) The FTX Pension Plan and the FTX Individual Account Plan have each received a favorable determination letter from the Internal Revenue Service and FTX knows of no event or circumstance occurring or existing since the date of such letter, in either case, that would cause such plan to fail to be qualified under Section 401(a) of the Code, or that would cause the trust related to such plan to fail to be exempt from taxation under Section 501(a) of the Code.

        (c)  Each FTX Employee Plan and FTX Benefit
Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, that are applicable thereto.

        (d) No FTX Employee Plan is a "multiemployer plan", as described in Sections 3(37) or 4001(a)(3) of ERISA.

        (e) As of December 31, 1994, the fair market value of the assets of the FTX Pension Plan (excluding for these purposes any accrued but unpaid contributions) exceeded the

"Accumulated Benefit Obligation" of such Plan, as determined for purposes of GAAP, using methods and assumptions required under GAAP.

        (f)  The representations set forth in this Paragraph
3 shall survive until the obligations of the parties hereunder have been fully performed.

        4. Pension Plan. (a) At such time following the Distribution Date as is agreed by FTX and FCX, FTX shall cause the trustee of the FTX Pension Plan to segregate, in accordance with the spin-off provisions set forth under
Section 414(l) of the Code and in accordance with the provisions set forth below, the assets of the FTX Pension Plan allocable to Transferred Employees (other than Dual Employees) and shall make any and all filings and submissions to the appropriate governmental agencies arising in connection with such segregation of assets and all necessary amendments to the FTX Pension Plan and related trust agreement to provide for such segregation of assets and the transfer of assets as described below. The assets of the FTX Pension Plan allocable to Transferred Employees shall be segregated in the form of cash and marketable securities.

        (b) The amount of such assets (the "Transfer
Amount") shall be equal to the Accumulated Benefit Obligation of Transferred Employees other than Dual Employees, determined under GAAP in accordance with SFAS 87, or, if greater, the minimum amount that is necessary to comply with Section 414(l) of the Code. The Transfer Amount shall be determined as of a date mutually agreed by FTX and FCX and shall be increased by appropriate earnings attributable to the period from the date of such segregation to the date of transfer described herein and reduced by a pro rata share of the administrative expenses of the FTX Pension Plan for such period and any benefit payments made to Transferred Employees prior to the date of transfer of the Transfer Amount. FTX shall provide the actuary designated by FCX with all information necessary to verify the calculation of the Transfer Amount.

        (c)  The disposition of the accrued benefits of Dual
Employees under the FTX Pension Plan and the FTX EBP, and assets of the plan allocable thereto, if any, shall be as mutually agreed by FTX and FCX.

        (d) At such time as is agreed by FTX and FCX, FCX shall establish or designate the FCX Pension Plan, which shall be substantially comparable to the FTX Pension Plan, shall take all necessary action to qualify such Plan under the applicable provisions of the Code and shall make any and all filings and submissions to the appropriate governmental agencies required to be made by it in connection with the transfer of assets described in this Paragraph 4. As soon as practicable following the earlier of the receipt of a favorable determination letter from the Internal Revenue Service regarding the qualified status of the FCX Pension Plan as amended to the date of transfer, or the issuance of indemnities satisfactory to FTX and FCX, FTX shall cause the trustee of the FTX Pension Plan to transfer the Transfer Amount to the appropriate trustee designated by FCX under the trust agreement forming a part of the FCX Pension Plan.

        (e) In consideration for the transfer of assets described herein, FCX shall, or shall cause one of its subsidiaries to, effective as of the date of transfer described herein, assume all of the obligations of FTX and its subsidiaries in respect of benefits accrued by Transferred Employees under the FTX Pension Plan (exclusive of benefits paid prior to the date of transfer described herein) on or prior to the mutually agreed date. Neither
FCX nor any of its affiliates shall assume any other obligations or liabilities arising under or attributable to the FTX Pension Plan.

        (f) The liabilities of Transferred Employees under the FTX EBP shall be calculated in accordance with the methods and procedures specified above with respect to the qualified pension plan to which the FTX EBP relates. In consideration of a payment by FTX to FCX of an amount in cash equal to the present value of such liabilities, FCX will, or will cause one or more of its subsidiaries to, assume all such liabilities of Transferred Employees.

        5. Individual Account Plan. (a) At such time following the Distribution Date as is agreed by FTX and FCX, FTX shall (i) cause the trustee of the FTX Individual Account Plan to identify the assets of the FTX Individual Account Plan representing the full account balances of Transferred Employees (other than Dual Employees) as of a date mutually agreed by FTX and FCX, (ii) make any and all filings and submissions to the appropriate governmental agencies arising in connection with such segregation of assets and (iii) make all necessary amendments to the FTX Individual Account Plan and related trust agreement to provide for such identification of assets and the transfer of assets as described below. The manner in which the account balances of Transferred Employees under the FTX Individual Account Plan are invested shall not be affected by such identification of assets.

        (b) At such time as is agreed by FTX and FCX, FCX shall establish or designate the FCX Individual Account Plan, which shall be substantially comparable to the FTX Individual Account Plan, shall take all necessary action to qualify such plan under the applicable provisions of the Code and register such plan under the Securities Act, if applicable, and shall make any and all filings and submissions to the appropriate governmental agencies required to be made by it in connection with the transfer of assets described in this Paragraph 5. As soon as practicable following the earlier of the delivery to FTX of a favorable determination letter from the Internal Revenue Service regarding the qualified status of the FCX Individual Account Plan as amended to the date of transfer, or the issuance of indemnities satisfactory to FTX and FCX, FTX shall cause the trustee of the FTX Individual Account Plan to transfer in the form of cash or marketable securities (or such other form, including participant loans, as may be agreed by FCX and FTX) the full account balances of Transferred Employees under the FTX Individual Account Plan (which account balances will have been credited with appropriate earnings attributable to the period from the date of the identification thereof pursuant to Paragraph 5(a) to the date of transfer described herein), reduced by any necessary benefit or withdrawal payments to or in respect of Transferred Employees occurring during such period, to the appropriate trustee as designated by FCX under the trust agreement forming a part of the FCX Individual Account Plan.

        (c) Unless otherwise agreed by FTX and FCX, and notwithstanding any other provision of this Paragraph 5 to the contrary, any portion of such transferred account balances that is invested in equity securities of either FCX or FTX shall be transferred in the form of such securities. After the Effective Date, the FTX Individual Account Plan shall not be obligated to permit further investment in FCX equity securities, and the FCX Individual Account Plan shall not be obligated to permit further investment in FTX equity securities.

        (d)  The disposition of the account balances of Dual
Employees under the FTX Individual Account Plan and FTX
SECAP shall be as mutually agreed by FTX and FCX.

        (e) In consideration for the transfer of assets described herein, FCX shall, or shall cause one or more of its subsidiaries to, effective as of the date of transfer described herein, assume all of the obligations of FTX and its subsidiaries in respect of the account balances accumulated by Transferred Employees under the FTX

Individual Account Plan (exclusive of any portion of such account balances that are paid or otherwise withdrawn prior to the date of transfer described herein) on or prior to the mutually agreed date. Neither FCX nor any of its affiliates shall assume any other obligations or liabilities arising under or attributable to the FTX Individual Account Plan.

        (f) The account balances of Transferred Employees in the FTX SECAP will be transferred to FCX or one or more of its subsidiaries using the same methods and procedures as are specified above for the qualified plan to which the FTX SECAP relates. In consideration of a cash payment by FTX to FCX in an amount equal to such account balances of Transferred Employees, FCX will, or will cause one or more of its subsidiaries to, assume liability therefor.

        6. Stock Plan Adjustments; Establishment of New Stock Plans. (a) Effective as of the Effective Date, FCX shall adopt the Adjusted Stock Award Plan, the Stock Plan, the SIU Plan and the Directors Plan and shall take all action necessary in regard to such plans to ensure compliance with Rule 16b-3, Section 162(m) and the Securities Act, as applicable and as deemed desirable by FCX. The Adjusted Stock Award Plan shall be established for the exclusive purpose of granting the Adjusted FCX Awards as described in this Paragraph 6.

        (b) Each outstanding FTX Award on the Effective Date shall be converted, in accordance with the procedures described in this Paragraph 6, into an Adjusted FTX Award and an Adjusted FCX Award with the same features as such FTX Award. The number of FCX Shares subject to an Adjusted FCX Award shall be that number of FCX Shares that a record holder of the number of FTX Shares underlying the related FTX Award would have received in the Distribution.

        (c) Each Adjusted FCX Award and each Adjusted FTX Award will have the same remaining duration and other terms and conditions as the FTX Award from which it was derived; provided, however, that if an Adjusted FCX Award provides the holder thereof with a stock option and if the FTX Award from which such Adjusted FCX Award is derived has a term that will expire prior to one hundred and eighty days after the Effective Date, the term of such Adjusted FCX Award shall expire on the one hundred and eightieth day after the Effective Date; and further provided, however, that no Adjusted FCX Award providing the holder thereof with a stock option shall be exercisable prior to the ninetieth day after the Effective Date. Without limiting the generality of the foregoing, if an FTX Award contains a feature providing for a cash payment upon exercise to defray in whole or in part income tax obligations arising in connection therewith, then the resulting Adjusted FCX Award and Adjusted FTX Award will have such feature, and, if an FTX Award contains "limited rights", then the resulting Adjusted FCX Award and Adjusted FTX Award will have "limited rights".

        (d) The exercise price of an Adjusted FTX Award shall be determined by multiplying the exercise price of the FTX Award from which such Adjusted FTX Award was derived by a fraction, the numerator of which is the FTX Net Distribution Value, as defined below, and the denominator of which is the FTX Distribution Value, as defined below.

        (e) The exercise price of an Adjusted FCX Award shall be determined by multiplying the exercise price of the FTX Award from which such Adjusted FCX Award was derived by a fraction, the numerator of which is the FCX Distribution Value, as defined below, and the denominator of which is the FTX Distribution Value.

        (f)  For purposes of the foregoing, the "FCX
Distribution Value" shall be the weighted average when-issued per share price of the FCX Shares on the New York Stock Exchange on the first day on which the FCX Shares are traded on a when-issued basis on the New York Stock Exchange; the "FTX Distribution Value" shall be the weighted average per share price of the FTX Shares on the New York Stock Exchange on such trading day (trading with due bills, if such date is after the record date of the Distribution) and the "FTX Net-Distribution Value" shall be (i) the FTX Distribution Value minus (ii) the product of the Distribution Ratio, as hereinafter defined, and the FCX Distribution Value. The "Distribution Ratio" shall mean the number of FCX Shares distributed in the Distribution per FTX Share, rounded to the nearest one-millionth (.000001) of an FCX Share.

        7. Deferred Compensation Liabilities. As of the Transferred Employees' respective Effective Dates, FTX shall calculate the liability of FTX and its subsidiaries other than FCX in respect of such Transferred Employees' deferred compensation, including without limitation deferred awards under the FTX PIAP, FTX AIP, FTX LTPIP and predecessor plans, if any. In consideration of a cash payment by FTX to FCX in an amount equal to such accrued liability, FCX will, or will cause one or more of its subsidiaries to, assume such liability in respect of Transferred Employees. Notwithstanding the foregoing, FTX liability in respect of Dual Employees will be allocated as agreed by FTX and FCX.

         8. Welfare Plans. (a) As of their respective Effective Dates, subject to the provisions of Paragraph 8(d), Transferred Employees shall cease participation in all FTX Employee Plans and FTX Benefit Arrangements providing for health, medical, dental and life insurance or similar benefits ("welfare plan"). Except as otherwise set forth in this Agreement, FTX shall retain all obligations and liabilities under the FTX Employee Plans and FTX Benefit Arrangements.

        (b) FTX's welfare plans shall retain liability for and shall pay when due all benefits described in Paragraph 8(a) that are attributable to claims incurred prior to a Transferred Employee's Effective Date by such Transferred Employees (and his or her eligible dependents). FCX and its welfare plans shall be liable for and shall pay when due all such benefits attributable to claims incurred on or after a Transferred Employee's Effective Date by such Transferred Employees (and his or her eligible dependents). For such purpose, unless otherwise agreed by FTX and FCX, a claim is deemed incurred when the services that are the subject of the claim are performed, when the death occurs (in the case of life insurance), as of the date beginning a period of absence eventually resulting in entitlement to benefits (in the case of long-term disability benefits) and in the case of a hospital stay, based on the date any such hospitalization is initiated.

        (c) The group health plans established by FCX for the benefit of Transferred Employees shall (i) waive any pre-existing condition limitations, (ii) waive any eligibility waiting periods and (iii) give effect, in determining or applying any deductible and maximum out-of-pocket limitations to claims incurred, amounts paid by, and amounts reimbursed to, such employees under the group health plans maintained by FTX for their benefit immediately prior to the applicable Effective Date.

        (d) FCX will give Transferred Employees full credit for purposes of eligibility, vesting and benefit accrual (as such purposes may be applicable) under the employee benefit plans of FCX for such employees' respective service recognized for such purposes under the corresponding FTX Employee Plan or FTX Benefit Arrangement.

        (e) Notwithstanding any other provision of this Paragraph 8 to the contrary, the welfare benefits of Dual
Employees after their respective Effective Dates shall be provided as agreed by FTX and FCX.

        (f) FTX and FCX shall provide each other with copies of such records as are reasonably required to enable the parties to perform their obligations hereunder.

        (g) In respect of the Accumulated Post-Retirement Benefit Obligation ("APBO") of FTX employees and FCX employees under SFAS 106, FCX agrees to pay to FTX an amount in cash equal to the excess, if any, of (i) the decrease in FCX SFAS 106 APBO liability after the Distribution which is attributable to the assumption by FTX of SFAS 106 APBO liability which prior to the Distribution was reflected on the audited balance sheet of FCX over (ii) the increase in FCX SFAS 106 APBO liability after the Distribution which is attributable to the assumption by FCX of SFAS 106 APBO liability which prior to the Distribution was reflected on the audited balance sheet of FTX. For purposes of this Paragraph 8(g), APBO shall be calculated as of employees' Effective Dates that relate to or coincide with the termination of the management services agreement referred to in Paragraph 4 under "Background", above. In the event that the amount described in clause (ii) of this Paragraph 8(g) exceeds the amount described in clause (i), FTX agrees to pay to FCX an amount in cash equal to such excess.

        9. Expenses. Each of FCX and FTX shall pay its own expenses in connection with the performance of its obligations under this Agreement.

        10. Third-Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any Transferred Employee, Retired Employee or any employee or former employee of FTX (including any beneficiary or dependent thereof), including any rights in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement.

        11.  Governing Law.  This Agreement shall be
governed by and construed in accordance with the internal laws of the State of Delaware.



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        IN WITNESS WHEREOF, the parties hereto have caused
this Agreement to be executed as of the date first above written.


                  FREEPORT-McMoRan COPPER & GOLD INC.


                  By: /s/ George A. Mealey
                      Name:  George A. Mealey
                      Title:  President and Chief
 Operating Officer


                  FREEPORT-McMoRan INC.


                  By: /s/ Rene L. Latiolais
                      Name:  Rene L. Latiolais
                      Title:  President and Chief
                                 Operating Officer


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